EXHIBIT 23.4
The Board of Directors
Kansas City Southern de México, S.A. de C.V.
Re: Registration Statement on Form S-4 in connection with the offer to exchange up to $175,000,000 USD 7 5/8% senior notes due 2013.
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 26, 2007 related to our review of unaudited interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
KPMG Cárdenas Dosal, S.C.

/s/ Leandro Castillo
Monterrey, N.L. as of September 17, 2007